Exhibit 21.0

List of Subsidiaries

Exhibit 21.0	List of Subsidiaries

Registrant             Clifton Savings Bancorp, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Clifton Savings Bank	100%	United States
Botany Inc. (1)	100%	New Jersey

(1)	Wholly owned subsidiary of Clifton Savings Bank.